Exhibit 2.1(b)

AMENDMENT NO. 2 TO THE
SHARE EXCHANGE AGREEMENT

THIS AMENDMENT NO. 2 TO THE SHARE EXCHANGE AGREEMENT, dated and effective as of the August 28, 2006 (this "Amendment"), is by and among SRKP 8, Inc. a Delaware corporation (the "Company"); Lan’s Int’l Medicine Investment Co., Limited, a Hong Kong corporation (the "Seller"); and Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., a company formed under the laws of the People's Republic of China ("Kunming"). The Company, the Seller and Kunming are collectively referred to herein as the "Parties". Terms not defined in this Amendment shall have such meanings as set forth in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Share Exchange Agreement dated as of June 30, 2006, as amended on August 11, 2006 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement by entering into this Amendment;

WHEREAS, the Company desires to acquire from Seller, and Seller desires to sell to the Company, the Kunming Shares in exchange (the “Exchange”) for the issuance by the Company of an aggregate of 16,255,400 shares (the “Company Shares”) of Company Common Stock to the Seller and/or its designees on the terms and conditions set forth the Agreement, as amended by this Amendment;

WHEREAS, after giving effect to the Exchange, the share cancellation, and Equity Financing, there will be approximately 18,919,400 shares of Company Common Stock issued and outstanding;

WHEREAS, Section 11.5 of the Agreement permits the parties to amend the Agreement only by a written instrument executed by the Parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows:

A G R E E M E N T:

1. Section 1.2 of the Agreement is hereby amended and restated as follows:

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP on or before September 1, 2006 (the “Closing Date”) at 6:00 p.m. Pacific Time, or at such place and time as mutually agreed upon by the parties hereto.

2. Section 2.5 of the Agreement is hereby amended and restated as follows:

2.5 Assets and Liabilities. As of the Closing, the Company shall have no more than $15,000 in liabilities. Except for the foregoing or as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

3. A new subparagraph (k) is hereby added to Section 6.1. “Items to be delivered to the Seller prior to or at Closing by the Company” as follows:

(k) evidence of satisfaction and payment of those Company liabilities, if any, in excess of $15,000 as of the Closing as referenced in Section 7.2(c) herein;

4. A new subparagraph (f) is hereby added to Section 6.2. “Items to be delivered to the Company prior to or at Closing by Kunming and the Seller” as follows:

(f) payment of all liabilities of the Company of up to $15,000 directly out of the proceeds of the Equity Financing to the appropriate creditors of the company which shall include indebtedness owed to Company shareholders and fees owing to Company lawyers, accountants and similar parties; and

5. A new subparagraph (c) is hereby added to Section 7.2. “Conditions to Obligations of Seller” as follows:

(c) To the extent that the liabilities of the company exceed $15,000 as of the Closing, the Company shareholders shall have satisfied and paid such excess liabilities in full.

6. A new subparagraph (c) is hereby added to Section 7.3. “Conditions to Obligations of the Company” as follows:

(c) All liabilities of the Company up to $15,000 shall be paid directly out of the proceeds of the Equity Financing to the appropriate creditors, which shall include indebtedness owed to the Company shareholders and fees owing to lawyers, accountants and similar parties.

7. Except as amended herein, the Agreement shall remain in full force and effect.

8. This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Share Exchange Agreement as of the date first set forth above.

SRKP 8, INC.

By:	/s/Richard Rappaport
Name: Richard Rappaport
Title: President

KUNMING SHENGHUO PHARMACEUTICAL (GROUP) CO., LTD.

By:	/s/ Lan Gui Hua
Name: Lan Gui Hua
Title: Chairman and Director

LAN’S INT’L MEDICINE INVESTMENT CO., LIMITED

By:	/s/ Lan Gui Hua
Name: Lan Gui Hua
Title: President